Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER
SHARE OF $1.04
•	Third largest revenue quarter in history of the Firm

•	Record quarterly merchant banking revenue of $58.8 million

•	Total revenue for first half of 2008 on par with record 2007 revenue

•	Launched a fund placement advisory business to raise capital for private equity funds

•	Repurchased 162,250 shares during the quarter
NEW YORK, July 31, 2008 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $108.7 million and net income of $28.9 million for the quarter ended June 30, 2008. Diluted earnings per share were $1.04 per share for the quarter.
The Firm’s second quarter revenues compare with revenues of $140.6 million for the second quarter of 2007, which represents a decrease of $31.9 million or 23%. On a year-to-date basis, revenues through June 30, 2008 were $184.0 million, compared to $184.1 million for the comparable period in 2007, representing a decrease of $0.1 million or 0.1%.
The Firm’s second quarter net income and diluted earnings per share in 2008 compare with net income of $42.7 million and diluted earnings per share of $1.47 in the second quarter of 2007, which represents decreases of 32% and 29%, respectively. On a year-to-date basis, net income was $48.1 million through June 30, 2008, compared to net income of $51.4 million for the comparable period in 2007, which represents a decrease of 6%. Diluted earnings per share for the six months ended June 30, 2008 were $1.72, which compares to $1.75 for the same period in 2007, representing a decrease of $0.03 per share or 2%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.
“In the twelve months since credit availability was sharply reduced and global transaction activity began to decline, Greenhill’s revenue has remained strong, its pretax profit margin has consistently remained above 40%, its balance sheet has remained transparent and unleveraged, and its return on equity has remained consistent with historic high levels. Our outstanding results in this challenging period, which echo the success we had in the difficult 2001-2003 period, are evidence of the strength and diversity of our business model,” Robert F. Greenhill, Chairman, said.
“Our Merchant Banking business has continued to generate excellent performance. While investors sometimes focus almost exclusively on our Advisory business, Merchant Banking has generated 24% of our total revenue in the period since January 2005, when our first fund began to mature. Today we have three funds actively investing, which together manage more than three times the assets we managed in our highly successful first fund. And GHL Acquisition Corp., our special purpose acquisition company, provides another potential significant source of Merchant Banking revenue,” Scott L. Bok, Co-Chief Executive Officer, added.
“In our Advisory business, our corporate clients continue to generate significant M&A activity, our status as a leading independent advisor continues to attract new clients, and we continue to benefit from significant advisory revenue that is unconnected to completion of publicly announced transactions. Equally important, we have attracted substantial additional talent while our competitors have been distracted by internal problems. We continue to see opportunities to attract new talent to expand our industry sector and geographic coverage, and our strong financial results give us the flexibility to continue to take advantage of those expansion opportunities,” Simon A. Borrows, Co-Chief Executive Officer, said.
Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month and six month periods ended June, 2008 and 2007, respectively:

	For the Three Months Ended
	June 30, 2008		June 30, 2007
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Advisory fees	$49.9	46%	$127.0	90%
Merchant banking & other revenues	58.8	54%	13.6	10%

Total revenues	$108.7	100%	$140.6	100%

	For the Six Months Ended
	June 30, 2008		June 30, 2007
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Advisory fees	$119.3	65%	$163.3	89%
Merchant banking & other revenues	64.7	35%	20.8	11%

Total revenues	$184.0	100%	$184.1	100%
Advisory Revenues
Advisory revenues were $49.9 million in the second quarter of 2008 compared to $127.0 million in the second quarter of 2007, which represents a decrease of 61%. For the six months ended June 30, 2008, advisory revenues were $119.3 million compared to $163.3 million for the comparable period in 2007, representing a decrease of 27%.
Completed assignments in the second quarter of 2008 included:
•	the representation of the board of directors of Applera Corporation on the merger of its Applied Biosystems business with Invitrogen Corporation;

•	the sale of American Financial Realty Trust to Gramercy Capital Corp;

•	the acquisition by G4S plc of ArmorGroup International plc;

•	the acquisition by G4S plc of Global Solutions Limited;

•	the acquisition by Hancock Timber Resource Group of TimberStar Southwest; and

•	the representation of the special committee of the board of directors of Wendy’s International, Inc. on its merger with Triarc Companies, Inc.
The decrease in our advisory fees in the second quarter of 2008 as compared to the same period in 2007 was due to fewer completed assignments that were smaller in scale.
The Firm announced in the second quarter the recruitment of Gil H. Ha (former Senior Managing Director at Evercore Partners). Mr. Ha will join the Firm as a Managing Director based in New York and will be focused on the telecommunications sector. The Firm also announced the recruitment of Christopher D. Kirsten (former Global Head of the Private Fund Marketing Group at Lehman Brothers), Patrick Dunleavy, and Neil Banta as a Managing Directors based in New York to lead our Fund Placement Advisory Group. Mr. Dunleavy and Mr. Banta both have served as Managing Directors in the Private Fund Marketing Group at Lehman Brothers as well.

Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking and other income:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
		(in millions, unaudited)
Management fees	$4.6	$4.2	$9.6	$8.1
Net gains on investments in merchant banking funds	18.1	4.7	19.3	5.6

Merchant banking profit overrides	35.7	1.9	34.6	2.5
Other investment (loss) income	(0.6)	0.8	(1.3)	1.8
Interest income	1.0	2.0	2.5	2.8

Merchant banking & other revenues	$58.8	$13.6	$64.7	$20.8

The Firm earned $58.8 million in merchant banking and other revenues in the second quarter of 2008 compared to $13.6 million in the second quarter of 2007, representing an increase of 332%. This increase was primarily attributable to unrealized investment gains in our merchant banking portfolio and related accrued carried interest and slightly higher management fees, offset by principal investment losses and lower interest income. We benefited from substantial gains in investments in two energy companies, both of which became publicly traded companies after we first invested in them. These gains more than offset significant losses on two private financial services companies and smaller losses on other public and private financial services companies. In total, during the second quarter of 2008 our merchant banking funds (and the Firm) recognized gains from eight (8) of our portfolio companies and recorded losses on five (5) of our portfolio companies.
As of the quarter end, the Firm had principal investments of $150.2 million, nearly all of which either were through investments in our four merchant banking funds or GHL Acquisition Corp. (our special purpose acquisition company). Of that amount, 49% of our investments related to the energy sector, 24% to the financial services sector and 27% to other industry sectors. We held 98% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that have become publicly traded after we first invested in them represented 59% of our total investments.
In terms of new investment activity during the second quarter of 2008, our funds invested $18.1 million, 10% of which was Firm capital. In the same period in 2007, our funds invested $128.4 million, 12% of which was Firm capital. During the second quarter of 2008, Greenhill Capital Partners made an in-kind distribution of its remaining shareholdings of Heartland Payment Systems (NYSE: HPY).
For the first six months of 2008, the Firm earned $64.7 million in merchant banking and other revenues compared to $20.8 million in the first six months of 2007, an increase of 211%. This increase was primarily due to unrealized investment gains in our merchant banking portfolio and related accrued carried interest and slightly higher management fees offset by principal investment losses and lower interest income.
“Our moderate use of leverage has continued to limit losses in our merchant banking portfolio, and our diversified focus on energy, financial services and other sectors has allowed us to generate significant gains in a period of generally sharply declining market valuations. Equally important, the early results of our second US fund, on top of the accomplishments of our first fund, position us well for future fund raising,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.
Expenses
Operating Expenses
Our total operating expenses for the second quarter of 2008 were $61.6 million, which compares to $75.0 million of total operating expenses for the second quarter of 2007. This represents a decrease in total operating expenses of $13.4 million or 18%, which relates principally to a decrease in compensation expense and is described in more detail below. The pre-tax income margin was 43% in the second quarter of 2008 compared to 47% for the second quarter of 2007.
For the six months ended June 30, 2008, total operating expenses were $107.0 million, which compares to total operating expenses of $104.4 million for the comparable period in 2007. The increase of $2.6 million or 3% relates principally to an increase in certain non-compensation expenses described in more detail below. The pre-tax income margin for the six months ended June 30, 2008 was 42% compared to 43% for the comparable period in 2007.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
		(in millions, unaudited)
Employee compensation & benefits expense	$49.8	$64.4	$84.5	$84.6
% of revenues	46%	46%	46%	46%

Non-compensation expense	11.8	10.6	22.5	19.8
% of revenues	11%	8%	12%	11%
Total operating expense	61.6	75.0	107.0	104.4
% of revenues	57%	53%	58%	57%
Minority interest in net income of affiliates	0.4	0.1	0.3	0.1
Total income before tax	46.7	65.5	76.7	79.6
Pre-tax income margin	43%	47%	42%	43%

“We remain committed to a shareholder-friendly compensation ratio throughout market cycles, as well as to holding our non-compensation costs to minimal levels, while still investing in the expansion of our business by adding additional talent and incurring the incremental costs that go along with that expansion,” Richard J. Lieb, Chief Financial Officer, commented.
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the second quarter of 2008 were $49.8 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $64.4 million for the second quarter of 2007 which also reflected a 46% ratio of compensation to revenues. The decrease of $14.6 million or 23% is due to the lower level of revenues in the second quarter of 2008 as compared to the same period in the prior year.
For the six months ended June 30, 2008 and 2007, the ratio of compensation to revenues remained constant at 46%. Since revenues were comparable for the six months ended June 30, 2008 and 2007 our year-to-date employee compensation and benefits expense was $84.5 million in 2008 as compared to $84.6 million of compensation and benefits expense for the six months ended June 30, 2007.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $11.8 million in the second quarter of 2008, which compared to $10.6 million in the second quarter of 2007, representing an increase of 11%. The increase is principally related to higher occupancy cost and other costs for our London and Frankfurt offices, an increase in recruitment costs and the absence of foreign currency gains during the second quarter of 2008 as compared to the prior year.
For the first six months of 2008, our non-compensation expenses were $22.5 million, which compared to $19.8 million in the first six months of 2007, representing an increase of 14%. The increase is principally related to higher occupancy cost and other costs for our London and Frankfurt offices, an increase in interest expense related to greater short-term borrowings during the first six months of 2008 as compared to the same period in 2007, and higher costs for information services and recruiting fees related to an increase in personnel.
Non-compensation expenses as a percentage of revenues in the three months ended June 30, 2008 were 11% compared to 8% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the second quarter of 2008 as compared to the same period in the prior year reflects a higher amount of expenses spread over lower revenues. Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2008 were 12% compared to 11% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the six months ended June 30, 2008 as compared to the same period in the prior year reflects a higher amount of expenses spread over a similar amount of revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the second quarter of 2008 was $17.7 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes in the second quarter of 2007 of $22.8 million, which reflects an effective tax rate of approximately 35%. The decrease in the provision for taxes results from lower pre-tax income in the period partially offset by a higher effective rate due to a greater proportion of our pre-tax income being earned in higher tax rate jurisdictions during the period.
For the six months ended June 30, 2008, the provision for taxes was $28.6 million, which reflects an effective tax rate of approximately 37%. This compares to a provision for taxes for the six months ended June 30, 2007 of $28.1 million, which reflects an effective tax rate of approximately 35% for the period. The increase in the provision for taxes is primarily due to a higher effective tax rate due to a greater proportion of our income being earned in higher tax rate jurisdictions during the current period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of June 30, 2008, our cash and short-term investment securities totaled $80.2 million, our investments totaled $150.2 million and we had $78.0 million in short-term debt.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities, of $76.0 million as of June 30, 2008. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.

The Firm repurchased 162,250 shares of its common stock in open market purchases at an average price of $61.63 during the second quarter of 2008 and had remaining authorization to repurchase up to $85.0 million of common stock in open market transactions.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 17, 2008 to common stockholders of record on September 3, 2008.
Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Dallas and San Francisco.
Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Advisory fees	$49,892,910	$126,916,746	$119,342,305	$163,246,880
Merchant banking revenue	57,728,641	11,716,656	62,259,456	18,056,525
Interest income	1,048,124	1,960,373	2,448,299	2,768,371

Total revenues	108,669,675	140,593,775	184,050,060	184,071,776

Expenses
Employee compensation and benefits	49,838,192	64,384,474	84,513,169	84,615,729
Occupancy and equipment rental	2,770,988	2,225,157	5,385,936	4,487,030
Depreciation and amortization	1,146,535	1,042,612	2,252,356	2,038,298
Information services	1,325,522	1,331,473	3,059,004	2,563,187
Professional fees	1,287,675	1,049,434	2,211,974	1,884,931
Travel related expenses	1,652,221	1,919,609	3,599,115	3,742,818
Interest expense	911,155	928,997	2,067,341	1,246,492
Other operating expenses	2,715,864	2,110,723	3,907,927	3,799,041

Total expenses	61,648,152	74,992,479	106,996,822	104,377,526

Income before tax and minority interest	47,021,523	65,601,296	77,053,238	79,694,250

Minority interest in net income of affiliates	375,975	86,828	325,776	124,537

Income before tax	46,645,548	65,514,468	76,727,462	79,569,713

Provision for taxes	17,727,176	22,786,272	28,596,829	28,121,602

Net Income	$28,918,372	$42,728,196	$48,130,633	$51,448,111

Average common shares outstanding:
Basic	27,848,736	28,970,657	27,903,707	29,201,696
Diluted	27,904,439	29,087,226	27,962,961	29,332,144
Earnings per share:
Basic	$1.04	$1.47	$1.72	$1.76
Diluted	$1.04	$1.47	$1.72	$1.75

Dividends declared and paid per common share	$0.45	$0.25	$0.90	$0.50